Exhibit 4.31

THIS SECURITY AND THE OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATED ON THE TERMS AND CONDITIONS SET FORTH HEREIN TO ALL OBLIGATIONS ARISING UNDER OR IN CONNECTION WITH SENIOR INDEBTEDNESS, AS DEFINED IN THIS SECURITY. NO HOLDER SHALL EXERCISE ANY RIGHT OR REMEDY THAT COULD CONTRAVENE OR IMPAIR THE RIGHTS OF THE HOLDERS OF THE SENIOR INDEBTEDNESS.

THIS SECURITY AND THE COMMON STOCK INTO WHICH IT MAY BE CONVERTED HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS.

PAYMENT ON ACCOUNT OF THIS NOTE OR ON ACCOUNT OF ANY BANKRUPTCY CLAIM ARISING IN RESPECT OF THIS NOTE IS STRICTLY SUBJECT TO THE TERMS OF THAT CERTAIN SELLER NOTE SUBORDINATION AGREEMENT DATED DECEMBER 6, 2007 ENTERED IN TO BY AND AMONG INTERACTIVE NETWORK, INC. (“OBLIGOR”), ANDREW B. CONRU TRUST AGREEMENT, AND MAPSTEAD TRUST, CREATED ON APRIL 16, 2002 (COLLECTIVELY, THE “SELLERS”), THE INITIAL SENIOR LIEN HOLDERS AND INITIAL SECOND LIEN HOLDERS PARTY THERETO AND U.S. BANK NATIONAL ASSOCIATION, AS SENIOR LIEN COLLATERAL AGENT, PURSUANT TO WHICH SELLERS HAVE AGREED THAT NO PAYMENTS OF OR ON ACCOUNT OF PRINCIPAL OR INTEREST (OTHER THAN PAYMENT OF INTEREST IN THE FORM OF ADDITIONAL NOTES (AS DEFINED IN THIS NOTE) WILL BE MADE BY OBLIGOR OR ACCEPTED BY SELLERS UNTIL THE SENIOR DEBT, AS DEFINED IN THE SELLER NOTE SUBORDINATION AGREEMENT, HAS BEEN PAID IN FULL IN CASH.

INTERACTIVE NETWORK, INC.

6% Subordinated Convertible Note due 2011

No. VAR-[__]	October __, 2009
[$_____________]	Palo Alto, California

          Interactive Network, Inc., a corporation duly organized and existing under the laws of Nevada (herein called the “Issuer”), hereby promises to pay to [_______________________], (“Holder”), the principal sum of [_________________________] ($[_____________])] (such amount the “principal amount” of this Note) on the earlier to occur of (i) December 6, 2011, (ii) a Change in Control, as defined below or (iii) an Event of Default, as defined below (the “Maturity Date”), and to pay interest thereon from June 30, 2009 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, payable in arrears on June 30 and December 31 in each year, commencing December 31, 2009, at the rate of 6% per annum (“Interest Rate”), until (x) the principal hereof is paid or made available for payment, or (y) the outstanding principal amount of this Note has been converted into Common Stock, as defined below. Interest so payable shall be payable, at the Issuer’s election (a) in kind by the issuance of additional securities (“Additional Notes”, and together with this Note and any successor Note, the “Notes”) with terms identical to this Note (other than date of issuance and denomination and if the “applicable Federal rate” under Internal Revenue Code §7520 is greater than six percent (6%) for instruments having the date of issuance and term of such Additional Notes, an interest rate equal to such applicable Federal rate) in such principal amount as shall equal the amount of interest that is then due and payable, or (b) in cash.

          This Note is being issued to Holder by Issuer as assignee of the buyer’s interest under, and pursuant to, the Stock Purchase Agreement, dated as of September 21, 2007, by and among Various, Inc., Andrew B. Conru Trust Agreement, Mapstead Trust, created on April 16, 2002, Andrew B. Conru, individually, Lars Mapstead, individually, and FriendFinder Networks Inc. (f/k/a Penthouse Media Group, Inc.) (“FFN”), as amended (collectively, the “Stock Purchase Agreement”).

          This Note replaces (i) the 6% Subordinated Convertible Note due 2011, No. VAR-[   ], in the principal amount of $[               ] issued on December 6, 2007, (ii) the 6% Subordinated Convertible Note due 2011, No. VAR-[   ], in the principal amount of $[               ] issued on June 30, 2008 and (iii) the 6% Subordinated Convertible Note due 2011, No. VAR-[   ], in the principal amount of $[               ] issued on December 31, 2008, with the indebtedness evidenced thereby remaining due and payable in accordance with this Note.

          The following is a statement of the rights of the Holder of this Note and the conditions to which this Note is subject:

          1. Definitions. As used in this Note, the following terms, unless the context otherwise requires, have the following meanings:

1.1

“Change in Control” means with respect to the Issuer, (i) a merger, consolidation or other transaction or series of transactions following which the Issuer’s stockholders immediately prior to the transaction do not own, directly or indirectly, more than 50% of the capital stock of the surviving corporation (or any parent thereof), provided that, the consummation of an underwritten initial public offering by Issuer or a related issuing entity which includes the Business shall not be a Change in Control for purposes of this Note, or (ii) the sale or transfer of all or substantially all of the assets of Issuer, provided that sales or transfers to any entity of which more than 50% of the capital stock is owned, directly or indirectly, by Issuer (or parent thereof), shall not constitute a Change in Control for purposes of this Note.

1.2	“Interest Payment Date” means the Stated Maturity of an installment of interest on this Note.

1.3	“Person” means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other enterprise or entity.

1.4

“Senior Indebtedness” means (i) indebtedness owed by FFN, the parent of Issuer, evidenced by the 15% Senior Secured Notes due 2010 in the aggregate principal amount of approximately $44.5 million as of September 1, 2009, and (ii) any remaining indebtedness owed by Issuer and incurred by Issuer to finance the purchase of the Business in December 2007, (iii) debt instruments evidencing any of the indebtedness, or refinancing of the indebtedness, described in foregoing items (i) or (ii), and (iv) any guaranty of any of the foregoing by Issuer, any of Issuer’s subsidiaries, FFN or any of FFN’s subsidiaries.

1.5

“Stated Maturity” when used with respect to any Note or any installment of interest thereon, means the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable.

          Capitalized terms used in this Note but not defined herein shall have the meaning assigned to such term in the Stock Purchase Agreement.

          2. Default Interest. To the extent permitted by law, upon the occurrence and during the continuance of an Event of Default, the principal of, and all accrued and unpaid interest on, this Note shall bear interest, from the date such Event of Default occurred until the date such Event of Default is cured or waived in writing in accordance herewith, at a rate of fourteen percent (14%) per annum (the “Default Interest Rate”).

          3. Prepayment; Right to Offset.

          3.1 The Issuer may prepay the principal of or interest on this Note, in whole or in part, at any time without premium or penalty upon fifteen (15) Business Days’ prior notice to Holder, which notice must be accompanied by evidence reasonably satisfactory to the Holder of the Issuer’s financial capability to make such prepayment, at which time, if after the effective date of an IPO, as defined below, Holder may exercise Holder’s conversion rights as provided in Section 4 below, and subject to the provisions thereof, in lieu of accepting prepayment. Prepayment under the Notes shall be made proportionally among all outstanding Notes of Holders not exercising such Holders’ conversion rights in lieu of accepting prepayment based upon the principal amount of such Notes. Any prepayment shall be applied as follows: first to unpaid accrued interest; and second to principal.

          4. Conversion; Conversion Price.

          4.1 Subject to the provisions of this Section 4, at any time during the period commencing with the consummation of the first firm-commitment underwritten public offering by Issuer or a related issuing entity which includes the Business (in either case, the “Publicly Traded Entity”) of its common stock pursuant to an effective registration statement under the Securities Act of 1933, as amended (an “IPO”), the Holder of this Note may choose to convert the outstanding principal amount of this Note, in whole or in part, plus any unpaid accrued interest into common stock (the “Common Stock”) of such Publicly Traded Entity; provided that each such conversion shall be in an amount of not less than $10,000,000.

          4.2 In order to exercise the conversion option, the Holder shall surrender this Note to the Issuer together with a written notice of election to convert, completed and signed by Holder and such instruments of transfer as may be reasonably required by Issuer. As promptly as practicable after the surrender by Holder of this Note, the Issuer shall issue additional shares of

Issuer’s common stock to the Publicly Traded Entity in exchange for shares of Common Stock of such Publicly Traded Entity, which Common Stock evidenced by a certificate or certificates for the whole number of shares of Common Stock issuable upon the conversion of this Note in accordance with the provisions of this Section 4, will be delivered by Issuer to Holder or on Holder’s written order, Holder’s transferees.

          4.3 The rights of the Holder of this Note to exercise such conversion option are limited to the extent that such conversion, together with any prior or concurrent conversion of Notes, will result in the issuance of Common Stock representing, in the aggregate, more than seventeen percent (17%) of the fully diluted equity of the Publicly Traded Entity calculated at the time of the first such conversion.

          4.4 The conversion price shall be the per share offering price for the Common Stock of the Publicly Traded Entity in the IPO (the “Conversion Price”).

          4.5 It is understood that the certificates evidencing the Common Stock issuable upon the conversion of the Note may bear legends pursuant to the provisions of Section 7.09 of the Stock Purchase Agreement.

          5. Reservation of Stock Issuable Upon Conversion. Commencing on the effective date of the IPO, the Issuer shall, or shall cause the Publicly Traded Entity (if such entity is an entity other than the Issuer) to, at all times, reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Note, a number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of the Note; up to that number of shares equal to seventeen percent (17%) of the fully diluted equity of the Publicly Traded Entity, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of the entire outstanding principal amount of this Note, subject to the aforementioned limitation, in addition to such other remedies as shall be available to the holder of this Note, the Company will use reasonable efforts to take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

          6. Default; Events of Default. The outstanding balance of the Notes shall be immediately due, without notice or demand by Holder, in the case of an Event of Default. “Event of Default”, wherever used, means any one of the following events for Issuer (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a)	failure to pay principal of any Note when due (upon acceleration or otherwise);

(b)	failure to pay interest on any Note when due, and such default continues for a period of 10 days;

(c)	failure to perform any other covenant or agreement of the Issuer under any Note and such failure continues for 60 days after written notice to the Issuer by the Holder;

(d)

Issuer’s (i) dissolution, (ii) Change in Control, (iii) termination of existence, or (iv) suspension or discontinuance of business, provided that none of the foregoing shall constitute an Event of Default as long as Issuer’s obligations hereunder are assumed by an entity, more than 50% of the capital stock of which is owned, directly or indirectly by Issuer;

(e)

(i) any default by the Issuer in the payment of the principal or interest has occurred with respect to amounts in excess of $10.0 million under any agreement, indenture or instrument evidencing debt, which is pari passu with or senior to the Notes in right of payment, when such amounts shall become due and payable in full and such default shall have continued after any applicable grace period and shall not have been cured or waived and, if not already matured at its final maturity in accordance with its terms, the holders of such debt shall have the right to accelerate such debt, or (ii) any event of default as defined in any agreement, indenture or instrument of the Issuer evidencing debt in excess of $10.0 million shall have occurred and the debt thereunder, if not already matured at its final maturity in accordance with its terms, shall have been accelerated;

(f)

the rendering of a final judgment or judgments against the Issuer in an amount in excess of $10.0 million which remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal has expired;

(g)

the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of the Issuer in an involuntary case or proceeding under any applicable U.S. Federal or State or other applicable bankruptcy, insolvency, reorganization or other similar law or (B) a decree or order adjudging the Issuer as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Issuer under any applicable U.S. Federal or State, or other applicable law, or appointing a custodian, receiver, liquidator, assignee, agent, sequestrator or other similar official of the Issuer or of any substantial part of the property of the Issuer, or ordering the winding up or liquidation of the affairs of the Issuer, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 90 consecutive days;

(h)

the commencement by the Issuer of a voluntary case or proceeding under any applicable U.S. Federal or State, or other applicable bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated as bankrupt or insolvent, or the consent by the Issuer to the entry of a decree or order for relief in respect of the Issuer in an involuntary case or proceeding under any applicable U.S. Federal or State, or other applicable bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against the

Issuer, or the filing by the Issuer of a petition or answer or consent seeking reorganization or relief under any applicable U.S. Federal or State, or other applicable law, or the consent by the Issuer or any Subsidiary to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, agent, sequestrator or similar official of the Issuer or of substantially all of the property of the Issuer, or the making by the Issuer of an assignment for the benefit of creditors, or the admission by the Issuer in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Issuer in furtherance of any such action; or

(i)

any material default by Issuer of the Stock Purchase Agreement, or any material default by Issuer or FFN of Section 1(b) or 1(c) of that certain letter agreement dated October __, 2009 which provided for the issuance of this Note in the form hereof.

          7. Subordination; Priority. The indebtedness evidenced by this Note is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of all the Senior Indebtedness, and such subordination is for the benefit and enforceable by the holders of the Senior Indebtedness.

          7.1 Default on Senior Indebtedness. If there should occur any receivership, insolvency, assignment for the benefit of creditors, bankruptcy, reorganization or arrangements with creditors (whether or not pursuant to bankruptcy or other insolvency laws) sale of all or substantially all of the assets, dissolution, liquidation or any other marshaling of the assets and liabilities of the Issuer, or if this Note shall be declared due and payable upon the occurrence of an event of default with respect to any Senior Indebtedness, then (i) no amount shall be paid by the Issuer in respect of the principal of or interest on this Note at the time outstanding, unless and until the principal of and interest on the Senior Indebtedness then outstanding shall be paid in full, and (ii) no claim or proof of claim shall be filed with the Issuer by or on behalf of the Holder of this Note that shall assert any right to receive any payments in respect of the principal of and interest on this Note, except subject to the payment in full of the principal of and interest on all of the Senior Indebtedness then outstanding. If there occurs an event of default that has been declared in writing with respect to any Senior Indebtedness, or in the instrument under which any Senior Indebtedness is outstanding, permitting the holder of such Senior Indebtedness to accelerate the maturity thereof, then, unless and until such event of default shall have been cured or waived or shall have ceased to exist, or all Senior Indebtedness shall have been paid in full, no payment shall be made in respect of the principal of or interest on this Note, unless within 60 days after the happening of such event of default, the maturity of such Senior Indebtedness shall not have been accelerated.

          7.2 Effect of Subordination. Subject to the rights, if any, of the holders of Senior Indebtedness under this Section 7 to receive cash, securities or other properties otherwise payable or deliverable to the Holder of this Note, nothing contained in this Section 7 shall impair, as between the Issuer and the Holder, the obligation of the Issuer, subject to the terms and conditions hereof, to pay to the Holder the principal hereof and interest hereon as and when the same become due and payable, or shall prevent the Holder of this Note, upon default hereunder, from exercising all rights, powers and remedies otherwise provided herein or by applicable law.

          7.3 Subrogation. Subject to the payment in full of all Senior Indebtedness and until this Note shall be paid in full, the Holder shall be subrogated to the rights of the holders of Senior Indebtedness (to the extent of payments or distributions previously made to such holders of Senior Indebtedness pursuant to the provisions of Section 6 above) to receive payments or distributions of assets of the Issuer applicable to the Senior Indebtedness. No such payments or distributions applicable to the Senior Indebtedness shall, as between the Issuer and its creditors, other than the holders of Senior Indebtedness and the Holder, be deemed to be a payment by the Issuer to or on account of this Note; and for the purposes of such subrogation, no payments or distributions to the holders of Senior Indebtedness to which the Holder would be entitled except for the provisions of this Section 7 shall, as between the Issuer and its creditors, other than the holders of Senior Indebtedness and the Holder, be deemed to be a payment by the Issuer to or on account of the Senior Indebtedness.

          8. Miscellaneous.

          8.1 Subject to any limitations set forth in the Stock Purchase Agreement, the rights and remedies herein reserved to any party shall be cumulative and in addition to any other or further rights and remedies available at law or in equity. The waiver by any party hereto of any breach of any provision of this Note shall not be deemed to be a waiver of the breach of any other provision or any subsequent breach of the same provision.

          8.2 This Note shall be governed by and construed in accordance with the laws of the State of California applicable to contracts entered into and wholly to be performed in the State of California.

          8.3 If any provision of this Note, or the application of such provision to any person or circumstance, is held invalid or unenforceable, the remainder of this Note, or the application of such provisions to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby.

          8.4 This Note and its terms may not be changed, waived or amended except by written instrument executed by the Issuer and the Holder.

          8.5 In case any provision contained herein (or part thereof) shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or other unenforceability shall not affect any other provision (or the remaining part of the affected provision) hereof; but this Note shall be construed as if such invalid, illegal, or unenforceable provision (or part thereof) had never been contained herein, but only to the extent that such provision is invalid, illegal, or unenforceable.

          8.6 Notices. Any notice or other communication required or permitted hereunder shall be delivered in accordance with the provisions of Section 12.09 of the Stock Purchase Agreement.

          8.7 No Stockholder Rights. Nothing contained in this Note shall be construed as conferring upon the Holder or any other person the right to vote or to consent or to receive notice as a stockholder in respect of meetings of stockholders for the election of directors of the Issuer, or Publicly Traded Entity, as the case may be, or any other matters or any rights whatsoever as a stockholder of the Issuer or Publicly Traded Entity, and no dividends or other distributions shall be payable or accrued in respect of this Note or the interest represented hereby or the shares of Common Stock to be obtained upon conversion hereunder until, and only to the extent that, this Note shall have been converted.

          8.8 This Note and the Common Stock issuable upon its conversion may not be assigned or otherwise transferred except in accordance with the provisions of Section 7.09(a) of the Stock Purchase Agreement.

          8.9 In case any Note shall be mutilated, lost, stolen or destroyed, the Issuer shall issue a new Note of like date, tenor and denomination and deliver the same in exchange and substitution for and upon surrender and cancellation of any mutilated Note, or in lieu of any Note lost, stolen or destroyed, upon receipt of evidence satisfactory to the Issuer of the loss, theft or destruction of such Note.

Signature Page Follows.

          The Issuer has caused this Note to be duly executed and delivered by its authorized representative as of the date first above written.

ISSUER:

INTERACTIVE NETWORK, INC.

By:

Name:

Title:

[Signature Page for Subordinated Convertible Note]

GUARANTY

          Effective as of the date first written above, FFN (“Guarantor”) hereby unconditionally and irrevocably guaranties to the Holder, and the Holder’s successors and assigns, the punctual payment by Issuer when due, whether at stated maturity, by acceleration or otherwise, of all indebtedness now or in the future evidenced by or owed under the foregoing 6% Subordinated Convertible Note due 2011 (the “Note”), whether for principal, interest, fees, expense reimbursements or otherwise (the “Guaranteed Obligations”), and agrees to pay any and all expenses (including reasonable counsel fees and expenses) incurred by the Holder in enforcing any rights under the terms of the guaranty set forth herein (the “Guaranty”).

          Guarantor guaranties that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Note. The obligations of the Guarantor under this Guaranty are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against Guarantor to enforce such obligations, irrespective of whether any action is brought against Issuer or whether Issuer is joined in any such action or actions. The liability of Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

                    (a) any lack of validity or enforceability of the Note;

                    (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from the terms of the Note, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to Issuer or otherwise;

                    (c) any change, restructuring or termination of the corporate existence of Issuer;

                    (d) any law which provides that the obligation of a surety or guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal or which reduces a surety’s or guarantor’s obligation in proportion to the principal obligation;

                    (e) any failure of the Holder to file or enforce a claim in any bankruptcy or other proceeding with respect to Issuer or any other person or entity;

                    (f) any extension of credit or the grant of any liens under Section 364 of the United States Bankruptcy Code;

                    (g) any use of cash collateral under Section 363 of the United States Bankruptcy Code;

                    (h) any agreement or stipulation with respect to the provision of adequate protection in any bankruptcy proceeding of Issuer or any other person or entity;

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                    (i) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against Issuer or any other person or entity, including any discharge of, or bar or stay against collecting, all or any of the Guaranteed Obligations (or any interest thereon) in or as a result of any such proceeding; or

                    (j) any other circumstance whatsoever (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Holder that might otherwise constitute a defense available to, or a discharge of, Issuer.

          The foregoing waivers shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Holder, all as though such payment had not been made.

          Guarantor hereby waives promptness, diligence, notice of acceptance, all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty, and all notices of the existence, creation or incurring of new or additional Guaranteed Obligations and any requirement that the Holder exhaust any right or take any action against Issuer. Guarantor acknowledges that (i) Holder would not have been obligated, and would not have agreed, to close the transaction under the Stock Purchase Agreement and accept the Note as partial payment of the purchase price thereunder without Guarantor’s execution and delivery of this Guaranty, and (ii) Guarantor will receive direct and indirect benefits from the extension of credit evidenced by the Note and that the waiver set forth in this paragraph is knowingly made in contemplation of such benefits. Guarantor hereby waives any right to revoke this Guaranty, and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future. Guarantor warrants and agrees that each of the waivers and consents set forth herein is made with full knowledge of its significance and consequences, with the understanding that events giving rise to any defense waived may diminish, destroy or otherwise adversely affect rights which such Guarantor otherwise may have against Issuer, the Holders or others, and that, under the circumstances, the waivers and consents herein given are reasonable and not contrary to public policy or law. If any of the waivers or consents herein are determined to be contrary to any applicable law or public policy, such waivers and consents shall be effective to the maximum extent permitted by law.

          This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the cash payment in full of the Guaranteed Obligations, (b) be binding upon Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Holder and Holder’s successors, pledgees, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Holder may pledge, assign or otherwise transfer all or any portion of its rights and obligations under this Guaranty to any other person or entity, and such other person or entity shall thereupon become vested with all the benefits in respect hereof granted the Holder herein.

          Guarantor will not be entitled to exercise, and will not exercise, any rights that it may now or hereafter acquire against Issuer that arise from the existence, payment, performance or enforcement of the Guarantor’s obligations under this Guaranty, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Holder against Issuer, whether or not such

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claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Issuer, directly or indirectly, in cash or other property or by setoff or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash. If any amount shall be paid to Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, such amount shall be held in trust for the benefit of the Holder and shall forthwith be paid to the Holder to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Note. If (i) Guarantor shall make payment to the Holder of all or any part of the Guaranteed Obligations and (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall be paid in full in cash, the Holder will, at such Guarantor’s request and expense, execute and deliver to Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to Guarantor of an interest in the Guaranteed Obligations resulting from such payment by Guarantor.

          Guarantor further agrees that it shall issue, or cause the Publicly Traded Entity (if other than the Guarantor) to issue shares of Common Stock, and that it will accept, or cause the Publicly Traded Entity to accept, the issuance of shares from the Issuer in exchange for such shares of Common Stock in order to carry out the intent and purposes of the terms and provisions of Section 4 of the Note.

          Guarantor represents and warrants to the Holder that Guarantor has established adequate means of obtaining from Issuer and its subsidiaries, on a continuing basis, financial and other information pertaining to the businesses, operations and condition (financial and otherwise) of each of Issuer and its subsidiaries and their properties, and s Guarantor now is and hereafter will be completely familiar with the businesses, operations and condition (financial and otherwise) of Issuer and its subsidiaries and their properties. Guarantor hereby expressly waives and relinquishes any duty on the part of the Holder to disclose to Guarantor any matter, fact or thing related to the businesses, operations or condition (financial or otherwise) of Issuer or its subsidiaries or their properties, whether now known or hereafter known by the Holder. With respect to any of the Guaranteed Obligations, the Holder need not inquire into the powers of Issuer or any of its subsidiaries or the officers or employees acting or purporting to act on their behalf, and all Guaranteed Obligations made or created in good faith reliance upon the professed exercise of such powers shall be secured hereby.

Signature Page Follows.

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GUARANTOR:

FRIENDFINDER NETWORKS INC.

By:

Name:

Title:

[Signature Page for Subordinated Convertible Note]

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